                                                                 Exhibit 4.01(c)


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                      AND RELATIVE, PARTICIPATING, OPTIONAL
                      AND OTHER SPECIAL RIGHTS OF PREFERRED
                      STOCK AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                                       OF

                      THE EQUITABLE COMPANIES INCORPORATED

                            PREFERRED STOCK, SERIES B

                              ---------------------

                             Pursuant to Section 151
             of the General Corporation Law of the State of Delaware

                              ---------------------

            The following resolution has been duly adopted by the Board of Directors (such Board, including any committee thereof duly authorized to act on behalf of such Board, herein referred to as the "Board") of The Equitable Companies Incorporated, a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, which resolution remains in full force and effect as of the date hereof:

            WHEREAS the Board is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation of the Corporation, to fix by resolution or resolutions the voting rights, if any, of each series of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of the Corporation and the designations, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof; and

            WHEREAS it is the desire of the Board, pursuant to its authority as aforesaid, to authorize and fix the terms
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                                                                               2


of a series of Preferred Stock and the number of shares constituting such series:

            NOW, THEREFORE BE IT

            RESOLVED that there is hereby authorized and created a series of Preferred Stock on the terms and with the provisions (in addition to those set forth in the Restated Certificate of Incorporation of the Corporation that are applicable to all Preferred Stock) as follows:

            SECTION 1. Designation, Number of Shares and Stated Value. The series of Preferred Stock shall be designated the "Preferred Stock, Series B" (the "Series B Preferred Stock"). The number of authorized shares of Series B Preferred Stock shall be 2,989,116. The number of shares of Series B Preferred Stock may be decreased (but not below the number of shares of Series B Preferred Stock at the time outstanding), in the manner specified in the General Corporation Law of the State of Delaware; by an amendment to this Section 1 approved by the Board, but may not be increased or otherwise decreased without the affirmative vote of the Required Holders (as defined in Section 3(b)). The stated value of each share of Series B Preferred Stock ("Stated Value") shall be $100.

            SECTION 2. Rank. The Series B Preferred Stock shall, as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (i) prior to the Common
Stock, par value $.01 per share (the "Common Stock"), of the Corporation and any other capital stock of the Corporation (other than (a) the Convertible Exchangeable Preferred Stock, Series A, par value $1.00 per share, of the Corporation (the "Series A Preferred Stock") and (b) any other class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank senior or on a parity as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation with the shares of the Series B Preferred Stock) (such securities, other than those described in the immediately preceding parenthetical clause, collectively referred to herein as the "Junior
Securities") and (ii) on a parity with the Series A Preferred Stock and any other class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank on a parity as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the
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                                                                               3


Corporation with the shares of the Series B Preferred Stock (the "Parity Securities").

            SECTION 3. Dividends. (a) The holders of outstanding shares of
Series B Preferred Stock, in preference to the holders of outstanding shares of any Junior Securities, shall be entitled to receive, when, as and if declared by the Board, out of funds of the Corporation legally available for the payment of dividends, a cumulative quarterly cash dividend per share in an amount for each Dividend Period (as defined below) calculated by multiplying the Stated Value by the Dividend Rate (as defined below) for such Dividend Period. "Dividend Rate" means, for a Dividend Period, the product of (i) the lesser of 10% and the LIBOR Rate (determined pursuant to Section 3(b)) for such Dividend Period, multiplied by (ii) a fraction, the numerator of which is the number of days in such
Dividend Period and the denominator of which is 360. Quarterly dividends shall be payable on each July 22, October 22, January 22 and April 22 (each a
"Dividend Payment Date"), commencing on October 22, 1992 (the "Initial Dividend Payment Date"). Each such quarterly dividend shall be cumulative and shall accumulate, whether or not earned or declared and whether or not there are funds of the Corporation legally available for payment of dividends, for the period (each a "Dividend Period") commencing on and including the most recent Dividend Payment Date to which dividends have been paid or accumulated to but excluding the next succeeding Dividend Payment Date, except that (x) the Dividend Period terminating on the Initial Dividend Payment Date (the "Initial Dividend Period") shall commence on and include July 22, 1992 and (y) with respect to shares of Series B Preferred Stock which are redeemed pursuant to Section 4(a) or Section 4(b) or redeemed upon a Liquidation Transaction (as defined in Section 5), as the case may be, the final Dividend Period shall terminate on the applicable redemption date or distribution date, as the case may be. Dividends shall be payable, net of any amounts required to be withheld for or with respect to taxes, to holders of record as they appear on the stock books of the Corporation at the close of business on such record dates, not more than 60 days nor less than 10 days prior to the respective Dividend Payment Date, as shall be fixed by the Board. If any Dividend Payment Date is not a business day, the quarterly dividend to be paid on such Dividend Payment Date shall be paid on the next following business day. A "business day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed. Payments of quarterly dividends shall be made in coin or currency of the
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                                                                               4


United States that as of the date of payment shall be legal tender for payment of public and private debts by mailing a check to each holder of shares of Series B Preferred Stock at the address of such holder as shown on the stock books of the Corporation.

            (b) The LIBOR Rate will be 5.0625% for the Initial Dividend Period and the next succeeding Dividend Period and will be determined on each January 22 and July 22 thereafter (each, a "Determination Date") for the Dividend Periods terminating on the two Dividend Payment Dates next following such Determination Date (and any other Dividend Periods terminating during such period) and will be the sum of 1.50% plus LIBOR (expressed as a percentage) in respect of such Determination Date determined as follows:

            (i) In respect of each Determination Date, LIBOR will be determined on the basis of the rate for deposits, in U.S. dollars, having a six-month maturity commencing on such Determination Date, which rate appears on the display designated as the Telerate Page 3750 on the Dow Jones Telerate Service (or such other page as may replace that page on that service, or such other alternative service as may be agreed by the Corporation and the Required Holders, for the purpose of displaying a rate comparable to the rate which currently appears on the Telerate Page 3750) (the "Telerate Page 3750") as of 11:00 a.m., London time, on the second London Banking Day prior to such Determination Date. If such rate does not appear on the Telerate Page 3750 as of such time, LIBOR in respect of such Determination Date will be determined as described in clause (ii) below.

            (ii) In respect of any Determination Date on which the rate for deposits in U.S. dollars, having a six-month maturity commencing on such Determination Date, does not appear on the Telerate Page 3750 as described in clause (i) above, LIBOR will be determined on the basis of the rates at approximately 11:00 a.m., London time, on the London Banking Day immediately prior to such Determination Date, for deposits in U.S.
      dollars, in an amount comparable to the aggregate Stated Value for all shares of Series B Preferred Stock outstanding on such Determination Date, having a six-month maturity commencing on such Determination Date offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Corporation and approved by the Required Holders. The
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                                                                               5


      Corporation will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of such Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of such Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Determination Date by three major banks in New York City, selected by the Corporation and approved by the Required Holders, for loans in U.S. dollars to leading European banks, in an amount comparable to the aggregate Stated Value for all shares of Series B Preferred Stock outstanding on such Determination Date, having a six-month maturity commencing on such Determination Date; provided, however, that if the banks selected as aforesaid by the Corporation are not quoting as mentioned in this sentence, LIBOR in respect of such Determination Date will be LIBOR as calculated in respect of the preceding Determination Date.

            (iii) A "London Banking Day" shall mean any day (other than a Saturday, Sunday or legal holiday) on which banks in New York City and London, England are open for dealings in dollar deposits in the London interbank market.

            (iv) "Required Holders" means, at any date, the holders of at least 66-2/3% of the aggregate Stated Value of the shares of Series B Preferred Stock then outstanding disregarding the aggregate Stated Value of any of such shares owned by the Corporation or by any of its Subsidiaries (as defined in Section 7).

            (c) All dividends paid with respect to shares of Series B Preferred Stock shall be paid pro rata to the holders entitled thereto.

            (d) When dividends are not paid in full upon the Series B Preferred Stock, any dividends declared or paid upon shares of Series B Preferred Stock and any Parity Securities shall be declared or paid, as the case may be, pro rata so that the amounts of dividends declared or paid, as the case may be, per share on the Series B Preferred Stock and such other Parity Securities in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series B Preferred Stock and such other Parity Securities bear to each other. No interest, or sum of money in lieu of interest, shall be
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                                                                               6


payable in respect of any dividend payment or payments on the Series B Preferred Stock or any Parity Securities which may be in arrears.

            (e) Unless full cumulative dividends have been or contemporaneously are declared by the Board and paid or declared and a sum set apart sufficient for such payment by the Corporation on the Series B Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of dividends on any Junior Securities, no dividends shall be declared or paid or sum set apart for such payment or any other distribution made on or with respect to such Junior Securities for any period, other than dividends payable or distributions made in shares of Junior Securities.

            (f) Unless full cumulative dividends have been or contemporaneously are declared by the Board and paid or declared, and a sum set apart sufficient for payment by the Corporation on the Series B Preferred Stock for all Dividend Periods terminating on or prior to the date of any event described in clause (i) or (ii) of this Section 3(f), the Corporation shall not, and shall not permit its Subsidiaries to, (i) redeem, purchase, retire or otherwise acquire for any consideration any shares of Series B Preferred Stock, unless (A) all shares of Series B Preferred Stock outstanding shall be redeemed, repurchased, retired or otherwise acquired or (B) the shares of Series B Preferred Stock are redeemed, purchased, retired or otherwise acquired pro rata from among the holders of the shares then outstanding or (ii) redeem, purchase, retire or otherwise acquire for any consideration, or make any payment on account of a sinking fund or other similar fund for redemption, purchase, retirement or acquisition of, any Junior Securities or any Parity Securities, or any warrant, right or option to purchase any thereof, or make any distribution in respect thereof, directly or indirectly, whether in cash, obligations or securities of the Corporation or other property, except, (i) in the case of Junior Securities, other than redemptions, purchases, retirements, acquisitions or distributions made in shares of Junior Securities, and (ii) in the case of Parity Securities, pro rata so that the amounts redeemed, purchased, retired or otherwise acquired or paid or distributed in respect thereof, as the case may be, per share on the Series B Preferred Stock and such other Parity Securities in all cases bear to each other the same ratio that accumulated and unpaid dividends and required redemption payments per share on the shares of Series B Preferred Stock and such other Parity Securities bear to each other.
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                                                                               7


            SECTION 4. Redemption. (a) To the extent the Corporation shall have funds legally available therefor, the Series B Preferred Stock shall be subject to redemption in cash, at the option of the Corporation, at any time in whole or from time to time in part, at a redemption price per share equal to the Stated Value, together with accumulated and unpaid dividends thereon to the redemption date, without interest. If less than all shares of Series B Preferred Stock then outstanding are to be redeemed, the shares of Series B Preferred Stock will be redeemed pro rata from among the holders of shares of Series B Preferred Stock then outstanding.

            (b) Commencing on October 15, 2002 and on each succeeding October 15 through and including October 15, 2007, the Corporation shall redeem in cash the number of shares of Series B Preferred Stock equal to the number of shares outstanding on October 15, 2002 divided by six, in each case at a redemption price per share equal to the Stated Value, together with accumulated and unpaid dividends thereon to the redemption date, without interest. The shares of Series B Preferred Stock will be redeemed pro rata from among the holders of the shares then outstanding. The Corporation may, at its option, reduce or satisfy its obligation to make any mandatory redemption pursuant to this paragraph (b) by the number of shares of Series B Preferred Stock previously acquired by the Corporation and canceled or held in treasury, which were not previously used to reduce any such mandatory redemption.

            (c) Notice of any redemption pursuant to Section 4(a) or Section 4(b) will be given to the holders of shares of Series B Preferred Stock not less than 10 nor more than 30 days prior to the date fixed for redemption or the mandatory redemption date, as the case may be. Notice of redemption will be given by first class mail to such holders' respective addresses as shown on the stock books of the Corporation and will specify (i) the date fixed for redemption or the mandatory redemption date, as the case may be, and (ii) the applicable redemption price. In the case of a partial redemption pursuant to
Section 4(a), such notice shall also specify the number of shares of Series B Preferred Stock to be redeemed from each holder and the aggregate number of shares of Series B Preferred Stock which will be outstanding after such redemption.

            (d) If funds for the redemption of any or all shares of Series B Preferred Stock shall have been irrevocably set apart for redemption on the redemption date, such
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                                                                               8


shares of Series B Preferred Stock shall from and after the redemption date cease to accumulate dividends and the only right of the holders of such shares shall be to receive payment of the redemption price and all accumulated and unpaid dividends on such shares to the date of redemption.

            (e) If the Corporation shall fail at any time to discharge its obligation to redeem shares of Series B Preferred Stock pursuant to paragraph
(4)(b) (a "Mandatory Redemption Obligation"), such Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and for so long as such Mandatory Redemption Obligation shall not have been fully discharged, the Corporation shall not (i) declare, pay or set apart for payment dividends or make any other distribution on or with respect to any Parity Securities, except that dividends may be declared, paid or set apart for payment or other distributions made upon shares of Series B Preferred Stock and any Parity Securities pro rata so that the amounts of dividends declared, paid or set apart or other distributions made per share on the Series B Preferred Stock and such other Parity Securities bear to each other the same ratio that accumulated and unpaid dividends and required redemption payments, if any, per share on the shares of Series B Preferred Stock and such other Parity Securities bear to each other; (ii) declare, pay or set apart for payment dividends or make any other distribution on or with respect to any Junior Securities, other than dividends paid or distributions made in shares of Junior Securities; or (iii) redeem, purchase, retire or otherwise acquire for any consideration, or make any payment on account of a sinking fund or other similar fund for redemption, purchase, retirement or acquisition of, any Junior Securities or any Parity Securities, or any warrant, right or option to purchase any thereof, or make any distribution in respect thereof, directly or indirectly, whether in cash, obligations or securities of the Corporation or other property, except, (i) in the case of Junior Securities, other than redemptions, purchases, retirements, acquisitions or distributions made in shares of Junior Securities and (ii) in the case of Parity Securities, pro rata so that the amounts redeemed, purchased, retired or otherwise acquired or paid or distributed in respect thereof, as the case may be, per share on the Series B Preferred Stock and such other Parity Securities in all cases bear to each other the same ratio that accumulated and unpaid dividends and required redemption payments per share on the shares of Series B Preferred Stock and such other Parity Securities bear to each other.

            (f) Any cash payment to a holder of shares of Series B Preferred Stock on any redemption date shall be made in coin or currency of the United States that as of the date of payment shall be legal tender for payment of public and private debts by mailing a check to such holder at the address of such holder as shown on the stock books of the Corporation.

            SECTION 5. Liquidation. The shares of Series B Preferred Stock shall rank prior to the shares of Junior Securities upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation Transaction"), so that in the event of any Liquidation Transaction, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to receive out of the assets or surplus funds of the Corporation available for distribution to its stockholders, or proceeds thereof, whether from capital, surplus or earnings, before any distribution is made to holders of any Junior Securities, a liquidation preference in an amount per share of Series B Preferred Stock equal to the Stated Value, plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid on the shares of Series B Preferred Stock to the date of final distribution. If, upon any Liquidation Transaction, the assets or surplus funds of the Corporation, or proceeds thereof, whether from capital, surplus or earnings, distributable among the holders of shares of Series B Preferred Stock and any Parity Securities then outstanding are insufficient to pay in full the preferential liquidation payments due to such holders, such assets or proceeds shall be distributable among such holders ratably in accordance with the amounts that would be payable on such shares of Series B Preferred Stock and Parity Securities if all amounts payable thereon were payable in full. In the event of a Liquidation Transaction, the Corporation shall give written notice to the holders of shares of Series B Preferred Stock, by first class mail to such holders' respective addresses as shown on the stock books of the Corporation. Neither the consolidation, merger or other business combination of the Corporation with or into any other person or persons nor the sale of all or substantially all the assets of the Corporation shall be deemed to be a Liquidation Transaction.

            SECTION 6. Voting Rights. (a) The holders of shares of Series B Preferred Stock shall not be entitled to any voting rights except as provided in this Section 6, the Restated Certificate of Incorporation of the Corporation or as otherwise required by law.
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            (b) (i) If at any time or times six quarterly dividends payable on
Series B Preferred Stock shall be in arrears and unpaid, in whole or in part, or shall not have been declared and a sum sufficient for the payment thereof in full shall not have been set apart for payment or if the Corporation shall have failed to discharge any Mandatory Redemption Obligation, then the number of directors constituting the Board, without further action, shall be increased by one and the holders of Series B Preferred Stock shall have the exclusive right, voting separately as a class, to elect the director of the Corporation to fill such newly created directorship. The remaining directors constituting the Board shall continue to be elected by the other class or classes of stock entitled to vote therefor.

            (ii) Whenever such voting right shall have vested, such right may be exercised at a special meeting of the holders of Series B Preferred Stock, at any annual or special meeting of stockholders held for the purpose of electing directors or by the written consent of the holders of Series B Preferred Stock pursuant to Section 228 of the General Corporation Law of the State of Delaware. The director elected pursuant to such right shall be elected by a majority of the votes cast, with each outstanding share of Series B Preferred Stock carrying one vote. Such voting right shall continue until such time as all cumulative dividends accumulated on the Series B Preferred Stock shall have been paid in full or the Corporation shall have fulfilled all Mandatory Redemption Obligations, as the case may be, at which time such voting right of the holders of Series B Preferred Stock shall terminate and the authorized number of members of the Board shall automatically be reduced by one, but such voting right shall again vest in the event of each and every subsequent failure of the Corporation to pay or declare and set apart for payment dividends for the requisite number of periods or to discharge any Mandatory Redemption Obligation.

            (iii) At any time when such voting right shall have vested in the holders of Series B Preferred Stock, a proper officer of the Corporation shall, upon the written request of holders of record of 10% of the shares of Series B Preferred Stock then outstanding, call a special meeting of holders of Series B Preferred Stock for the purpose of electing the director to be elected by such holders or removing any director previously elected. Such meeting shall be held at the earliest practicable date upon not less than 10 days' notice to such holders. If such meeting shall not be called within 30 days after receipt of such written
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                                                                              11


request, then the holders of record of 10% of the shares of Series B Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon not less than 10 days' notice to such holders. Any holder of Series B Preferred Stock shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be so called.

            (iv) At any meeting at which the holders of Series B Preferred Stock shall have the right to elect a director, the presence in person or by proxy of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock shall be required and be sufficient to constitute a quorum. At any such meeting or adjournment thereof, the absence of a quorum of the holders of Series B Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of Series B Preferred Stock and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of the director to be elected by the holders of Series B Preferred Stock.

            (v) The director elected by the holders of Series B Preferred Stock shall serve until the earlier of (i) the election by the holders of Series B Preferred Stock and qualification of such director's successor and (ii) the time at which the holders of the Series B Preferred Stock no longer have the right to elect such director. Upon any termination of such voting rights, the term of office of such director elected by the holders of Series B Preferred Stock shall terminate immediately. Other than as provided in the two preceding sentences, the director elected by the holders of Series B Preferred Stock may be removed only by the holders of the Series B Preferred Stock.

            (vi) If the director so elected by the holders of Series B Preferred Stock shall cease to serve as director before such director's term shall expire, the holders of Series B Preferred Stock then outstanding may, in the manner provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

            (c) So long as any shares of Series B Preferred Stock are outstanding, the Corporation will not, without the
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                                                                              12


affirmative vote, or the written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware, of the Required Holders:

            (i) increase the authorized number of shares of Series B Preferred Stock or reclassify the shares of Series B Preferred Stock; or

            (ii) amend, alter or repeal any of the provisions hereof or of the Restated Certificate of Incorporation of the Corporation so as to affect adversely the holders of the Series B Preferred Stock.

            (d) For purposes of any vote or consent under this Section 6 by the holders of shares of the Series B Preferred Stock, any shares of Series B Preferred Stock owned by the Corporation or by any of its Subsidiaries shall be deemed not to be outstanding (unless otherwise provided by the General Corporation Law of the State of Delaware).

            SECTION 7 Definitions. For purposes of this Certificate:

            (i) "Standstill Agreement" means the Standstill and Registration Rights Agreement dated as of July 18, 1991, among the Corporation, the Equitable Life Assurance Society of the United States and AXA, as amended from time to time.
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                                                                              13


            (ii) "Subsidiary" has the meaning ascribed to such term in the Standstill Agreement.

            IN WITNESS WHEREOF, The Equitable Companies Incorporated has caused this Certificate of Designations, Preferences and Relative, Participating, Optional and other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions thereof of its Preferred Stock, Series B, to be duly executed by its Chairman and Chief Executive Officer and attested to by its Secretary and has caused its corporate seal to be affixed hereto, as of this 14th day of October, 1992.


                                                  /s/ Richard H. Jenrette
                                                  ------------------------------
                                                  Name: Richard H. Jenrette
                                                  Title: Chairman and
                                                         Chief Executive Officer
[Corporate Seal]

ATTEST:


/s/ Molly K. Heines
-----------------------------
Name: Molly K. Heines
Title: Secretary